Exhibit 99.2

August 6, 2015 The Global Leader in Nitrogen NYSE: CF

Forward-Looking Statements All statements in this presentation by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict” or “project” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These forward-looking statements include, but are not limited to, statements regarding the proposed acquisition by the Company from OCI N.V. ("OCI") of OCI’s European, North American and global distribution businesses and certain other assets (the “Business”), including, without limitation, statements about the benefits of the acquisition transaction (the “Transaction”); the expected timing of completion of the Transaction; future financial and operating results of the new holding company (“New CF”), the Company and the Business; New CF’s and the Company’s plans, objectives, expectations and intentions; and other statements relating to the Transaction that are not historical facts. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: risks and uncertainties relating to the ability to obtain the requisite approvals of stockholders of CF Industries Holdings, Inc. and OCI with respect to the Transaction; the risk that New CF, the Company and OCI are unable to obtain governmental and regulatory approvals required for the Transaction, or that required governmental and regulatory approvals delay the Transaction or result in the imposition of conditions that could reduce the anticipated benefits from the Transaction or cause the parties to abandon the Transaction; the risk that a condition to closing of the Transaction may not be satisfied; the length of time necessary to consummate the Transaction; the risk that the businesses of the Company and the Business will not be integrated successfully; the risk that the cost savings and any other synergies from the Transaction may not be fully realized or may take longer to realize than expected; the risk that access to financing, including for refinancing of indebtedness of the Business or the Company, may not be available on a timely basis and on reasonable terms; the risk that the Business is unable to complete its current production capacity development and improvement projects on schedule as planned and on budget or at all; the risk that the Transaction or the prospect of the Transaction disrupts or makes it more difficult to maintain existing relationships or impedes establishment of new relationships with customers, employees or suppliers; diversion of management time on transaction-related issues; the risk that New CF, the Company and the Business are unable to retain and hire key personnel; the effect of future regulatory or legislative actions on New CF, the Company and the Business; the risk that the Transaction is not accorded the tax and accounting treatment anticipated by the Company; unanticipated costs or liabilities associated with the Transaction-related financing; and the risk that the credit ratings of New CF and the Company, including such ratings taking into account the Transaction and related financing, may differ from the Company’s expectations. Additional important factors, which currently relate to the Company and would relate to the combination of the Company and the Business, that could cause actual results to differ materially from those in the forward-looking statements include, among others, the volatility of natural gas prices in North America and Europe; the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company not be fully insured; risks associated with cyber security; weather conditions; the Company’s ability to complete its production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; an inability to achieve, or a delay in achieving, the expected benefits of the GrowHow transaction as contemplated; difficulties associated with the integration of GrowHow; unanticipated costs or liabilities associated with the GrowHow transaction; and the risk that disruptions from the GrowHow transaction as contemplated will harm relationships with customers, employees and suppliers. potential liabilities and expenditures related to environmental and health and safety laws and regulations; the Company’s potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements from governmental authorities; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; risks associated with international operations; losses on the Company’s investments in securities; deterioration of global market and economic conditions; and the Company’s ability to manage its indebtedness. More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from the Company’s expectations may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this presentation and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. 2

Combination Creates the Global Nitrogen Leader 3 CF to combine with OCI’s European, North American and Global Distribution businesses Unparalleled growth pipeline: ~65% increase in production capacity over the next 24 months Adds methanol to portfolio, a complementary and fast-growing product with similar plant operations and economic drivers to nitrogen ~$500M of annual after-tax run-rate synergies from optimization of operations, capital and corporate structure Combination provides mid-to-high teens cash flow accretion for CF shareholders vs. attractive stand-alone base case Stock consideration and structure allows both sets of shareholders to participate ratably in combination benefits

Transaction Overview

Structure	♦ New CF will consist of OCI's European, North American and Global Distribution businesses and the entirety of CF Industries Holdings, Inc. ♦ Ownership ~ CF: 72.3%, OCI: 27.7%[(1)] ♦ New CF to purchase 45% stake in OCI's Natgasoline greenfield methanol project [(2)] ♦ Acquired businesses ~$8B of implied enterprise value

Governance	♦ New CF to be led by existing CF management team
	♦ New CF to have 10 Directors: 8 directors to continue from current CF board; 2 new directors appointed by OCI's largest shareholder (Sawiris family), new Directors:
	  ♦ Greg Heckman: former CEO Gavilon, current OCI N.V. board member
	  ♦ Alan Heuberger: Senior Portfolio Manager, Bill & Melinda Gates Investments (BMGI)
	♦ UK incorporation and tax domicile

Financing	♦ New CF to assume ~$2B of debt associated with acquired businesses ♦ Morgan Stanley and Goldman Sachs have provided a fully committed bridge facility ♦ Permanent financing to be issued prior to transaction closing ♦ New CF expects to maintain investment-grade ratings
Value Creation	♦ ~$500M of annual after-tax run-rate synergies ♦ Mid-to-high teens cash flow accretion for CF shareholders ♦ New CF will have increased scale to continue its highly successful capital allocation strategy
Timing	♦ Customary regulatory and shareholder approvals ♦ Closing expected to occur in 2016

1 Based on CF's share price as of 8/4/15. Final consideration mix (cash and new CF stock), and resulting ownership split, dependent on CF share price at close. OCI to receive fixed 25.6% of new CF and $700M consideration to be denominated in additional shares or cash at new CF's discretion, of which $550M is assumed to be paid in shares.
2 Purchase price of approximately $500 million plus a call option on the remaining equity post completion of the project

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CF Industries

Transaction Funding Supports Long-Term Value Creation 5 CF expects to maintain investment-grade credit ratings CF to assume approximately $2.0B of net debt located at the operating entities of the OCI businesses Consistent with CF target of 2.0x – 2.5x total debt / mid-cycle EBITDA leverage Bridge financing fully committed for up to $4.0B Bridge financing for OCI and general corporate purposes Permanent capital structure and financing to be issued prior to closing Sources Amount ($B) New CF Common Stock 5.4B Cash 2.8B Total 8.2B Uses Amount ($B) OCI NA / EU Businesses 6.1B Assumed OCI Net Debt 2.0B Other Expenses 0.1B Total 8.2B

The Premier Global Footprint

- North American operations leverage distribution network, reducing delivered costs
- One of Europe's largest nitrogen facilities combined with recently acquired GrowHow, benefiting from declining gas prices
- Beaumont (OCI Partners) and Natgasoline (once completed) will make CF the largest North American methanol producer
- Global distribution business to optimize global product flows



Medicine Hat, AB
Courtright, ON
Billingham, UK
Geleen, Netherlands (Geleen)
Port Neal, IA
Woodward, OK
Wever, IA (Wever)
Yazoo City, MS
Ince, UK
Verdigris, OK
Point Lisas, Trinidad
Beaumont, TX (Natgasoline LLC)
Beaumont, TX (OCI Partners)
Donaldsonville, LA
Dubai, UAE (Global Trading / Distribution)
Existing CF Facility
OCI Facility

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7 Unparalleled Growth Pipeline Note: Capacity for Beaumont and Natgasoline are included on a proportional basis. Includes 100% of GrowHow capacity and 50% of PLNL. Volume calculation includes Net Ammonia, UAN, Urea, CAN/AN, NPK, DEF, Melamine and Methanol. Expected Completion Date Q4 2015 Q1 2016 Q3 2016 Q2 2017 ~65% increase in CF's production capacity over the next 24 months ~65% Growth (measured in millions of product tons) 15.2 3.6 2.3 1.7 1.4 0.9 25.1 CF Industries Current Capacity Included OCI Businesses Current Capacity Donaldsonville Wever Port Neal Natgasoline Pro-Forma Including Expansion Projects Melamine: 1% NPK: 1% Methanol: 7% AN / CAN: 15% UAN: 36% Net Ammonia: 19% Urea: 22%

8 Access To Highly Attractive, Adjacent Methanol Business Ammonia and methanol production similar and synergistic Key global players produce both ammonia and methanol Large global market growing at ~7.5% Similar production processes and plants Leverages CF core capabilities in chemical production, storage and shipping Natural gas is feedstock and primary driver of cost Market price is set by highest cost marginal producer, based on Chinese anthracite coal Terra / CF produced methanol at both Woodward and Beaumont Methanol production enables CF to leverage core capabilities, with similar feedstock-based advantages, while diversifying end-market exposure Major ammonia & methanol producers (M metric tons) Worldwide consumption of methanol (M metric tons) Source: Fertecon, IHS, CF Ammonia Methanol Construction Fuel Applications Chemical Applications 0 20 40 60 2013 Formaldehyde Other / Solvents Gasoline Blending DME MTBE/TAME Other 61M Acetic Acid MTO/MTP

OCI Transaction is the Next Transformation for CF

Transformation from Co-op to Public Company 2005 – 2009

- 2005 IPO of CF Industries
- Significant upgrade in management capabilities
- Established world-class sales & marketing function
- Continued operational improvement, including de-bottleneck program

EBITDA of $0.2-1.1B

Focused, World-Scale Nitrogen Producer 2010 – 2015

- Successful acquisition and integration of Terra
- Launched $4B capacity expansion program
- Sale of phosphate business to Mosaic
- Long term nitrogen supply agreements with Mosaic and Orica
- Purchased outstanding 34% of Medicine Hat and the Viterra ammonia terminals

EBITDA of $1-3B

Global Leader in Gas Converting 2016 +

- Establish global platform with international headquarters in UK
  - GrowHow and OCI
- Realize after-tax synergies ~$500M per year
- Complete capacity expansion program
- Largest converter of methane into essential global products

EBITDA of $3-5B

[1] See page 20 for EBITDA reconciliation.

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Superior Strategy and Execution Have Led to Dramatic Outperformance vs. Peers 10 Unparalleled track record of shareholder value creation since IPO (August 10, 2005) $500M to $15B of market cap 1,874% Total Shareholder Return Since the Terra acquisition, CF has repurchased over 35% of its shares outstanding Dividend increase: 10-year CAGR > 50% Total Shareholder Return (’05-’15) Source: Bloomberg market data as of 7/31/2015. 0% 500% 1,000% 1,500% 2,000% 2,500% Aug-2005 Dec-2008 Mar-2012 Jul-2015 Indexed Total Return CF Agrium Yara Mosaic Potash S&P 500 1,874% 142% 374% 181% 157% 110%

11 Additional Cash Available for Capital Returns and Growth Existing Dividend(2) Capital Expenditures Operating Cash Needs (3) New Platform Provides Additional Scale For Capital Allocation Consistent With Historical Priorities Total Sources: ~$12.0 – 13.5B Estimated cash balance at time of closing. Assumes annual dividend of $1.20 / share on pro forma shares outstanding; includes dividends to NCI. Intend to maintain average cash balance in range of $500 million. Expect to have ~$8.0 - $9.5B additional capital available for capital allocation priorities Total Unallocated Cash: ~$8.0 – 9.5B Illustrative Operating Cash Flow Potential New Debt Cash Balance at Closing(1) Indicative Sources of Capital (Transaction Close – 2019) Indicative Uses of Capital (Transaction Close – 2019) $- $2 $4 $6 $8 $10 $12 $14 $- $2 $4 $6 $8 $10 $12 $14

Gross Nitrogen per share 11 17 24 30 38 38 37 37 Net Effective Nitrogen per share 7 11 16 20 25 25 30 30 CF Industries Continues to Increase Effective Nitrogen Capacity Per Share 12 CF Industries Effective Nitrogen Capacity and Shares Outstanding 1 Methanol tons converted to ammonia tons at 46:53, based on the ratio of OCI Partners’ 2014 Gross Margin per Ton for Methanol to OCI Partners’ 2014 Gross Margin per Ton for Ammonia 2 As of July 13, 2015, the company had 233 million shares outstanding following its June 17, 2015 5-for-1 split; capacity expansion projects refer to those at Donaldsonville, LA and Port Neal, IA 3 Illustratively assumes that CF effective tax rate would drop to the new statutory tax rate of ~20% after Darwin combination +18% Additional Buybacks +47% 37 30 (Equivalent nutrient tons per 1000 shares) 2.6 8.8 12.0 3.6 0.6 0.4 1.7 3.2 200 220 240 260 280 300 320 340 360 380 400 0 2 4 6 8 10 12 14 2010 Terra CF Business Growth GrowHow CF Capacity Expansion CF Stand- alone OCI Total Pro- Forma Additional Buybacks in the Future Share Count (million post - split shares) Annual Capacity (Million Equivalent Nutrient Tons)¹ Today 12.0 Post - Expansions

Significant Value Creation for Both Sets of Shareholders 13 Stock consideration and structure allows both sets of shareholders to share ratably in benefits of combination Approximately ~$500M of after-tax annual run-rate synergies from optimization of operations, capital and corporate structure Global scale and logistics cost savings SG&A and corporate cost savings Combined company tax rate expected to be approximately 20% Estimated to achieve full run-rate synergies by 2018 Transaction expected to achieve mid-to-high teens free cash flow accretion immediately Major CF and OCI nitrogen capacity expansions all expected to be online by mid-2016 Natgasoline methanol project expected online by 2017

Appendix

Portfolio of World Class Businesses Being Acquired

- Straightforward integration with nitrogen businesses plugging into existing system
- Management team has proven experience in successful integration (Terra)

	Geleen (Netherlands)	Wever (US, Iowa)	Beaumont (US, Texas)	Global Distribution	Natgasoline (US, Texas)
% Acquired Ownership	100%	100%	~80%	100%	45%
Production Capacity	1.2mstpa of gross ammonia	851kstpa of gross ammonia	375kstpa of gross ammonia 1.0mstpa of methanol	~2.9mstpa volume distributed	1.9mstpa of methanol
Products	Ammonia, UAN, CAN, Melamine	Ammonia, Urea, UAN	Ammonia, Methanol	AS, Urea, Ammonia, UAN	Methanol
Production Timeline	Currently at full production	Q1 2016	Currently at full production	Operating	Q2 2017
Strategic Rationale	♦ Access new region with a high quality, large scale operating asset ♦ Addition of a distribution network in Europe ♦ Synergies with recently acquired GrowHow ♦ CAN is a high-value/premium product	♦ Leverages CF's existing distribution network to reduce product-miles shipped and logistics costs ♦ Reduces SG&A costs per ton and lowers capital costs due to pooling of critical spare parts	♦ Expansion into methanol business with similar economic fundamentals and manufacturing process ♦ Beaumont formerly owned and operated by Terra ♦ Completed significant debottleneck in early 2015	♦ Contract-based distribution business ♦ In-house freight capability ♦ Facilitates global product flows for CF's combined portfolio	♦ Participate in world scale greenfield project ♦ Call option for remaining 55% of Natgasoline equity interest

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Geleen, Netherlands

Major Nitrogen Facility



Geleen, Netherlands Nitrogen Complex
(Included in Transaction)
Operational capacity:
• 1.2mstpa gross ammonia
• 385kstpa net ammonia
• 385kstpa UAN
• 1.6mstpa AN/CAN
• 220kstpa melamine
GrowHow Billingham
GrowHow Ince

Source: OCI management, company filings

Overview

- Europe's 2nd largest integrated nitrates fertilizer producer
  - World's largest melamine producer (2 plants)
  - Two NH3 plants
  - One urea plant
  - One UAN plant
  - Two AN plants
  - Three CAN plants
  - Three Nitric Acid plants
- Direct pipeline link to Europe's largest natural gas hub
- Large regional distribution network to transport products by barge, rail, truck and pipeline
- World's largest distributor of AS through offtakes with DSM and Lanxess totaling ~2mstpa

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Wever, Iowa

Greenfield Nitrogen Facility

Summary Overview

- Iowa Fertilizer Company is a greenfield nitrogen fertilizer and industrial chemical production facility under construction
- **Capacity:** Expected to produce 1.6-1.8M short tons per year of nitrogen fertilizer and diesel exhaust fluid at nameplate capacity
- **Sellable Products:** Ammonia, UAN, Urea and DEF
- **EPC Contractor:** Orascom Engineering & Construction (OEC)
- **Technology:** KBR (Ammonia), Stamicarbon (Urea solution) and Uhde (Urea granulation and UAN)

Progress Summary

- Expected commissioning and production start-up in Q1 2016
- ~$1.7B of capex has been spent to date, out of ~$2.0B of total estimated capex for the project
  - $1.2B of capex spend has been financed by Midwest Disaster Area tax-exempt bonds (BB- rated)

Source: OCI management, company filings

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Beaumont, Texas

Integrated Methanol and Ammonia


Beaumont, TX Ammonia & Methanol Complex
Operational capacity:
• 1.0mstpa methanol
• 375kstpa gross ammonia

Ownership

- Integrated methanol and ammonia production facility located on the Texas Gulf Coast near Beaumont, Texas
- Facility previously owned by Terra Industries. Current CF Industries Port Neal plant manager was the former plant manager at Beaumont
- Debottlenecking completed in April 2015
- OCI Partners LP has public ownership of 20.1% with the remaining 79.9% owned by OCI N.V.

Source: AAPFCO, CF Industries, Statscan, OCI Management, company filings

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CF Industries

Natgasoline Will Be One of the World's Largest Methanol Facilities

Asset Location



Plant Location

- Natgasoline is a greenfield methanol production facility in Beaumont, TX
  - Total capital cost of ~$1.6B
  - ~$380M of capex spent to date
- Nameplate Capacity: 1.9mstpa(1)
- Completion Date: Commissioning expected in 2017
- EPC Contractor: Orascom Engineering & Construction (OEC)

Project Timeline

2013, 2014 — Progress to date
- Acquisition of land in Beaumont, Texas
- TCEQ [2] and EPA permits successfully received
- Air Liquide engineering and procurement is 64% complete (as of April 30 2015)
- Signed license and Basic Engineering Agreement with Air Liquide (Lurgi)
- Signed EPC contract with Orascom Engineering & Construction (OEC)

Q1/Q2 2015 — Finalize Commercial Agreements
- Raw water supply with LNVA
- Power supply with Entergy
- Gas supply and pipeline access with AGL
- Storage and loading infrastructure with Oiltanking, Phillips 66, and/or Martin

Q3/Q4 2015
- Erection of steel and installation of mechanical equipment/piping

Q4 2016
- Begin pre-commissioning; mechanical completion expected in 2017

2017
- Start of commercial operations

Source: OCI management, company filings
[1] Based on 350 operating days per annum
[2] Texas Commission on Environmental Quality

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CF Industries

EBITDA Reconciliation (in millions) 20 EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in non-controlling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Twelve months ended December 31, 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 Net earnings attributable to common stockholders $ (39.0) $ 33.3 $ 372.7 $ 684.6 $ 365.6 $ 349.2 $ 1,539.2 $ 1,848.7 $ 1,464.6 $ 1,390.3 Interest expense (income) – net (0.6) (9.6) (22.7) (24.5) (3.0) 219.8 145.5 131.0 147.5 177.3 Income taxes 126.9 19.7 200.2 378.1 245.4 276.8 932.0 963.8 686.5 773.0 Depreciation, depletion and amortization 97.5 94.6 84.5 100.8 101.0 394.8 416.2 419.8 410.6 392.5 Less: Other adjustments(1) (0.8) (0.6) (0.6) (0.5) (0.5) (113.6) (47.2) (43.1) (24.3) (20.8) EBITDA(1) $ 184.0 $ 137.4 $ 634.1 $ 1,138.5 $ 708.5 $ 1,127.0 $ 2,985.7 $ 3,320.2 $ 2,684.9 $ 2,712.3 Memo: Selected items included above Unrealized mark-to-market losses (gains) on natural gas derivatives - - 77.3 (66.5) (52.9) 79.5 Losses (gains) on foreign currency derivatives - - - (8.1) (20.8) 38.4 Expenses related to capacity expansion projects - - - - 10.8 30.7 Gain on sale of phosphate business - - - - - (750.1) Provision for liability to pre-IPO owners for NOL settlement - - - - 55.2 - Pension settlement charge - - - - - 13.1 Early write-off of loan fees - - - 15.2 - - Retiree medical curtailment - - - (10.9) - - Impairment of methanol assets - - 34.8 - - - Restructuring and integration costs - - 4.4 - - - Peru project development costs - - 1.2 - - - (Gain) on sale of non-core assets - - (34.5) - - - Loss on extinguishment of debt 28.3 - - - - - IPO and related expenses 6.5 - - - - - Termination of Long-Term Incentive Plan 1.9 - - - - - Total 36.7 - 83.2 (70.3) (7.7) 588.4

21 No Offer or Solicitation This presentation is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. Additional Information New CF will file with the SEC a registration statement on Form S-4 that will include the proxy statement of CF Industries and the shareholders circular of OCI that also constitute prospectuses of New CF. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, THE SHAREHOLDERS CIRCULAR/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus, the shareholders circular and other documents filed with the SEC by New CF and CF Industries through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement/prospectus, the shareholders circular and other documents filed by CF Industries and New CF with the SEC by contacting CF Industries Investor Relations at: CF Industries Holdings, Inc., c/o Corporate Communications, 4 Parkway North, Suite 400, Deerfield, Illinois, 60015 or by calling (847) 405-2542. Participants in the Solicitation CF Industries and its directors and executive officers and OCI and its executive directors and non-executive directors may be deemed to be participants in the solicitation of proxies from the stockholders of CF Industries in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of CF Industries in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information regarding the directors and executive officers of CF Industries is contained in CF Industries’ proxy statement for its 2015 annual meeting of stockholders, filed with the SEC on April 2, 2015, and CF Industries’ Current Report on Form 8-K filed with the SEC on June 25, 2015. Information about the executive directors and non-executive directors of OCI is contained in OCI’s annual report for the year ended December 31, 2014, available on OCI’s web site at www.oci.nl.

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